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                                                                    Exhibit 99.1
                                                                    ------------


Prolong International Corp. Announces Completion of EPL Pro-Long Inc.
Acquisition


IRVINE, Calif.--Nov. 23, 1998--Prolong International Corp. (AMEX:PRL) Monday announced that the company has closed the purchase of the net assets of EPL Pro-Long Inc. (EPL) for approximately 2.9 million shares of the company's common stock.

With the purchase, Prolong has acquired the patents for the unique lubrication technology contained in its line of trademarked-brand Prolong Super Lubricants(R). Formerly, the patented technology was exclusively licensed to Prolong International's operating subsidiary, Prolong Super Lubricants Inc.

Said Prolong President and Chief Executive Officer Elton Alderman: "We are very pleased to have completed this acquisition. Ultimately, we expect the purchase to reduce SG&A expenses and improve future profitability."

"Gaining ownership of the U.S. and international patents solidifies our strong proprietary position with respect to existing Prolong patented-formula products and the revolutionary lubrication technology they contain, as well as future plans for new product introductions. This transaction has added value for the shareholders of Prolong International, who now include the nearly 300 former shareholders of EPL Pro-Long Inc," added Alderman.

Under terms of the agreement, Prolong purchased the principal assets and assumed certain liabilities of EPL Prolong. The transaction increases the company's total number of common shares outstanding by 2,981,035. EPL's principal assets consisted primarily of its lubrication technology patents, which expire at the end of 2007, and the exclusive long-term product licenses it holds with Prolong Super Lubricants.

Said EPL Chairman and President Michael Davis, "This transaction has tremendous benefit to EPL and its shareholders. It is an outstanding opportunity for our shareholders to gain a substantial ownership position in a dynamic and rapidly growing public company."

Prolong International Corp., through its Prolong Super Lubricants operating subsidiary, markets and distributes premium lubricants and appearance products formulated with its patented technology for automotive, industrial and consumer applications. The company's products are marketed and sold under the trademarked brand names, "Prolong Super Lubricants (R)," and "Prolong Appearance Products (TM)" throughout the U.S. and in selected international markets.

Certain statements in this news release that relate to projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve significant risks and uncertainties, including but not limited to the following: growth in sales of the new line of Prolong Appearance Products, competition, cost of components, product concentration and risk of declining selling prices. The company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors are discussed in the company's Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release, and the company assumes no obligation to update such forward-looking statements.